Exhibit 10.17
CERTAIN CONFIDENTIAL INFORMATION, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE (I) IT IS NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THE INFORMATION AS PRIVATE AND CONFIDENTIAL.
ONE POWER COMPANY
&
CRAIG A. STOLLER REVOCABLE LIVING TRUST
OMNIBUS AMENDED AND RESTATED DEBT AGREEMENT
The “Effective Date,” January 15, 2025

CONTENTS

1.	DEFINITIONS	4
1.1	TERMS DEFINED	4
1.2	TERMS DEFINED INLINE	5
1.3	TERMS NOT SPECIFICALLY DEFINED	5

2.	PREVIOUSLY ISSUED DEBT	5
2.1	PRIOR AGREEMENTS VOID	5
2.2	OUTSTANDING BALANCES RESTATED	5

3.	ADDITIONAL DEBT DETAILS RESTATED	6
3.1	TRANCHE 1	6
3.2	TRANCHE 2	6
3.3	TRANCHE 3	6
3.4	TRANCHE 4	7
3.5	OTHER COMMON TERMS	7

4.	MODIFICATIONS TO EXISTING MATERIAL TERMS	7
4.1	TRANCHE 1 MODIFICATIONS	7
4.2	TRANCHE 2 MODIFICATIONS	7
4.3	TRANCHE 3 MODIFICATIONS	7
4.4	TRANCHE 4 MODIFICATIONS	7

5.	NEGATIVE ASSET PLEDGE AND SECURITY	8
5.1	NEGATIVE PLEDGE	8
5.2	SECURITY UPON DEFAULT	8
5.2.1	NO NEW DEBT WITHOUT CONSENT	8
5.2.2	DEBT DUE UPON CERTAIN EVENTS OF DEFAULT	8

6.	OTHER GENERAL TERMS	8
6.1	SCHEDULE OF DRAWS	8
6.2	NO CURRENT DEFAULT	8
6.3	DEFAULT	9
6.4	RETROACTIVE EFFECT	9
6.5	SUBORDINATION TO CLASS A PREFERRED EQUITY	9
6.6	NO CONVERSION RIGHT	9
6.7	RELATIONSHIP OF THE PARTIES	9
6.8	ASSIGNMENT	9
6.9	NOTICES	10
6.10	NO WAIVER	10
6.11	SEVERABILITY	10
6.12	DUTIES AND REMEDIES NOT LIMITED	10
6.13	NO RIGHTS IN THIRD PARTIES	10
6.14	AUTHORITY	10
6.15	AMENDMENTS	10
6.16	FURTHER ASSURANCES	10
6.17	JOINT PREPARATION	11
6.18	RULES OF INTERPRETATION	11

6.18.1	CONTROLLING SECTION	11
6.18.2	RECITALS	11
6.18.3	GENDER	11
6.18.4	SECTIONS, ETC	11
6.18.5	ENTITIES	11
6.18.6	REFERENCE TO ENTIRE AGREEMENT	11
6.18.7	INCLUSIVE REFERENCES	11
6.18.8	DOCUMENTS AND AMENDMENTS	11
6.18.9	TIME OF PERFORMANCE	11
6.18.10 ACCOUNTING TERMS		11
6.18.11 AGREEMENT CONSTRUCTION		12
6.19	ENTIRE AGREEMENT	12
6.20	CHOICE OF LAW	12
6.21	FORUM SELECTION	12
6.22	CAPTIONS	12
6.23	COUNTERPARTS AND ELECTRONIC SIGNATURES	12
6.24	EFFECTIVENESS	12
6.25	BINDING NATURE	12
6.26	LENDERS AND FINANCING PARTIES; ONGOING REPRESENTATIONS	12
6.27	TIME IS OF THE ESSENCE	13
6.28	DISCLOSURE FOR REGULATORY PURPOSES	13

OMNIBUS AMENDED AND RESTATED DEBT AGREEMENT
This OMNIBUS AMENDED AND RESTATED DEBT AGREEMENT (the "Agreement") is entered into as of the Effective Date, by and between One Power Company (f/k/a One Energy Enterprises Inc. and One Energy Enterprises LLC), a Delaware corporation (the "Company"), and the Craig A. Stoller Revocable Living Trust (the “Lender”) (each of Company and Lender are individually referred to in this Agreement as a "Party" and together as the "Parties").
RECITALS:
A.    WHEREAS, the Company and Lender are Parties to certain existing debt agreements and the Company has certain debts outstanding and owed to the Lender.
B.    WHEREAS, the Parties (or their successors in interest) previously entered into the following agreements (collectively the “Existing Debt Agreements”):
a.    A Debt Restatement and Restructuring Agreement having an effective date of April 10, 2023, and modified by the Extension of Debt Repayment dated December 30, 2023 (the “CAS Restructuring Agreement”);
b.    A Letter Agreement for Credit Facility (For up to $5,000,000 of draws) dated August 1, 2024 (“CAS Revolving Facility”); and
c.    The trade credit letter agreement dated April 15, 2024 (“CAS Short-Term Facility”).
C.    WHEREAS, the outstanding payment obligations set forth in the Existing Debt Agreements and by mutual understanding of the Parties as of the Effective Date of this Agreement shall be referred to as the “Existing Debt.”
D.    WHEREAS, the Parties are parties to a Mortgage, Security Agreement and Fixture Filing (the “Mortgage”) and associated Note (the “Note”) dated as of March 27, 2024 which are not a part of this Agreement and not being amended in any way by this Agreement.
E.    WHEREAS, other than the Mortgage and Note, the Parties agree that the Existing Debt Agreements constitute all existing debt agreements and debts outstanding between the Parties.
F.    WHEREAS, the Parties desire to consolidate the terms and conditions, restate, and amend the existing debt agreements and debts outstanding between the Parties on the terms set forth in this Debt Restatement and Restructuring Agreement, the “Agreement.”
NOW THEREFORE, in consideration of the foregoing and mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.    DEFINITIONS
1.1    Terms Defined
Terms shall have the meanings set forth herein whenever the terms appear in this Agreement, whether in the singular, plural, present, or past tense. For convenience, defined terms will be capitalized in this Agreement, but defined terms used herein maintain their meaning regardless of capitalization and in no case shall failure to capitalize a term be construed as providing alternate meaning to the term.

1.2    Terms Defined Inline
When a term is in quotation marks in this document, it shall be construed that that clause or statement defines the term. Inline definitions shall take priority over all other term definitions.
1.3    Terms Not Specifically Defined
The plain meaning of terms not defined in this Agreement and otherwise used in this Agreement shall apply.
2.    PREVIOUSLY ISSUED DEBT
2.1    Prior Agreements Void
This Agreement, upon execution, shall replace and supersede the Existing Debt Agreements and all other prior agreements, e-mails, letters, notes, and/or other written or verbal understandings between the Parties related to existing debt between the Parties. All Existing Debt Agreements shall be void and of no further effect upon execution of this Agreement. As of the Effective Date, this Agreement shall govern the Existing Debt and the repayment thereof. Collectively the Existing Debt, as amended by this Agreement, shall consist of Tranche 1, Tranche 2, Tranche 3, and Tranche 4 and will be referred to as the “Restated Debt.”
2.2    Outstanding Balances Restated
The Parties agree that the following debt is outstanding as of the Effective Date of this Agreement and that the various prior defined terms are replaced with the new defined terms below:
“Debt Tranche 1”

Principal - CAS Restructuring Agreement – Type A as of Effective Date:	$7,327,150.85

Interest - CAS Restructuring Agreement – Type A as of Effective Date:	$75,278.95

Total Outstanding Principal and Interest as of Effective Date:	$7,402,429.80
“Debt Tranche 2”

Principal - CAS Restructuring Agreement – Type B as of Effective Date:	$8,869,639.08

Interest - CAS Restructuring Agreement – Type B as of Effective Date:	$79,477.05

Total Outstanding Principal and Interest as of Effective Date:	$8,949,116.13
“Debt Tranche 3”

Principal - CAS Short-Term Facility as of Effective Date:	$0.00

Interest - CAS Short-Term Facility as of Effective Date:	$0.00

Total Outstanding Principal and Interest as of Effective Date:	$0.00

“Debt Tranche 4”

Principal - CAS Revolving Facility as of Effective Date:	$6,030,000.00

Interest - CAS Revolving Facility as of Effective Date:	$342,310.96

Total Outstanding Principal and Interest as of Effective Date:	$6,372,310.96
The amounts of principal and interest set forth above represent all amounts owed by the Company to the Lender for any and all Existing Debt. These amounts are not a write down or increase of the Existing Debt, and represent the payoff amounts as of the Effective Date. In addition, these amounts do not contemplate or include any equity holdings the Lender holds in the Company.
3.    ADDITIONAL DEBT DETAILS RESTATED
The Parties agree that the following details about the debt are true and accurate representations of the original material financial terms of the Existing Debt Agreements, and are incorporated except as modified in this Agreement:
3.1    DEBT TRANCHE 1
The original issuance date of this debt is: April 10, 2023
The original due date of this debt: The earlier of the Company obtaining $20,000,000 in total equity contributions after the Effective Date, or June 30, 2024. By letter agreement dated December 30, 2023, the original due date was modified to the earlier of: (a) mutual agreement of the Parties, (b) when the Debt Tranche 2 is due, or (c) 60 days after Lender provides written notice to the Company demanding that the debt be repaid.
The original interest rate of this debt: Annual interest rate of 25%, with interest accrual beginning on April 1, 2023, compounded monthly.
The debt is an unsecured corporate obligation of the Company.
No new draws are permitted as of the Effective Date of this Agreement.
3.2    DEBT TRANCHE 2
The original issuance date of this debt is: April 10, 2023
The original due date of this debt: The earlier of the Company obtaining $50,000,000 in total equity contributions after the Effective Date, the Company being listed on a public exchange, or December 31, 2024.
The original interest rate of this debt: Annual interest rate of 25%, with interest accrual beginning on April 1, 2023, compounded monthly.
The debt is an unsecured corporate obligation of the Company.
No new draws are permitted as of the Effective Date of this Agreement.
3.3    DEBT TRANCHE 3
The original issuance date of this debt: April 15, 2024
The original due date of this debt: The earlier of 30 calendar days of Company’s receipt of such funds, or the end of the fiscal quarter in which such funds were received.
The original interest rate of this debt: For any draws provided to the Company, 5% per week based on a seven (7) day week starting upon receipt of said funds and continuing until the funds are repaid. Interest accrues for each new week at the start of the week

Within a single calendar quarter, the Company can borrow from Lender, and repay to Lender, funds to help the Company, in the ordinary course of its business, manage its cash flow needs and support its ongoing operations in an amount mutually agreed upon by Lender and Company on a case-by-case basis; however, Lender has no obligation to provide such funds.
The debt is an unsecured corporate obligation of the Company.
3.4 DEBT TRANCHE 4
The original issuance date of this debt: August 1, 2024
The original due date of this debt: The later of twelve (12) months from the date of the last draw under this agreement or January 1, 2026.
The original interest rate of this debt: An annual rate of 22%, compounded annually, based on a 365-day year.
The debt is an unsecured corporate obligation of the Company. The Company has the right, at any time or from time to time, prior to the original due date identified above to request loans or advances up to a total aggregate amount of $5,000,000 from Lender. The Lender shall have the right to approve or disapprove of each draw request by either providing written approval or by funding the draw request. If Lender funds the draw request, it will be deemed approved.
If the total amount repaid, including accrued interest, is less than 1.10 times the original principal amount (the "Minimum Repayment Amount"), a prepayment penalty will apply to ensure a 1.1x Multiple on Invested Capital (MOIC). The prepayment penalty will be equal to the difference between the Minimum Repayment Amount and the sum of the principal and accrued interest repaid at the time of payment. The prepayment penalty, if applicable, will be due at the time a draw is repaid.
3.5    Other Common Terms
All of the Existing Debt Agreements permitted early repayment.
4.    MODIFICATIONS TO EXISTING MATERIAL TERMS
The following modifications are made to the material terms set forth in Section 3. Unless explicitly stated herein, the other terms restated above are not modified and remain in full force and effect.
4.1    TRANCHE 1 MODIFICATIONS
The due date is amended to be: the earlier of (x) 6/30/2025 and (y) 30 calendar days after the Company secures more than $50,000,000 in total cumulative proceeds from a capital raise through the sale of stock occurring on or after Effective Date, including but not limited to an initial public offering.
4.2    TRANCHE 2 MODIFICATIONS
The due date is amended to be: the earlier of (x) 6/30/2025 and (y) 30 calendar days after the Company secures more than $50,000,000 in total cumulative proceeds from a capital raise through the sale of stock occurring on or after the Effective Date, including but not limited to an initial public offering.
4.3    TRANCHE 3 MODIFICATIONS
This debt tranche is paid in full and is no longer in effect. No new draws may take place, and no claims may be made by either party against this tranche of debt.
4.4    TRANCHE 4 MODIFICATIONS
The due date is amended to be the earlier of (x) 6/30/2025 and (y) 30 calendar days after the Company secures more than $50,000,000 in total cumulative proceeds from a capital raise through the sale of stock occurring on or after the Effective Date, including but not limited to an initial public offering.

The maximum borrowing amount under this facility is increased to $10,000,000. Each new draw under Tranche 4 is subject to the sole approval of the Lender which may be withheld for any reason. The Company may request draws in writing up to the due date of this tranche.
5.    NEGATIVE ASSET PLEDGE AND SECURITY
5.1    Negative Pledge
While any of the Restated Debt remains outstanding, the Company agrees that it will not pledge, sell, encumber, or transfer any real estate owned by the Company or subsidiaries which is not encumbered as of the Effective Date (the “Real Estate”) to any third-party without the prior written consent of the Lender; however, (x) the Company may sell or transfer such real estate to one of its affiliates or subsidiaries without the prior written approval of Lender and (y) such prohibition shall not apply with respect to any non-consensual encumbrance, any pledge, sale, encumbrance or transfer required by law, or any casualty event with respect to any such Real Estate.
5.2    Security Upon Default
The Company further agrees that, in the event Company fails to timely repay the Restated Debt under this Agreement, the Company will, upon the written request of the Lender, promptly encumber the Real Estate by executing and delivering one or more mortgages and associated documents as reasonably requested by the Lender to secure the then-outstanding Restated Debt.
5.2.1 No New Debt Without Consent
The Company will not incur any material new debt for borrowed money (other than ordinary course indebtedness pursuant to credit cards and other short-term obligations) without the prior written consent of the Lender, which consent shall not be unreasonably withheld, conditioned or delayed. The Lender’s consent is not required for the issuance by the Company of any equity interests, including preferred equity, nor is it required for any project financing or convertible debt instruments that have a mandatory equity conversion provision.
5.2.2 Debt Due Upon Certain Events of Default
All of the Restated Debt is due in full, inclusive of accrued interest, upon the Company becoming insolvent, in receivership, filing for bankruptcy protections, or being in default of any material term of this Agreement.
6.    OTHER GENERAL TERMS
All of the following general terms shall apply to the Restated Debt. The Parties agree that these terms are being consolidated for simplicity and consistency purposes. These general terms replace all prior similar terms and this Agreement shall govern.
6.1    Schedule of Draws
The Company shall create and maintain a Schedule A to this Agreement, which shall be incorporated herein, that records all draw amounts and repayment amounts for all tranches of Restated Debt. From time to time, Lender agrees to confirm that the Schedule A maintained by the Company is a true and accurate copy of the draws and repayments made under this Section of the Agreement. An error in Schedule A shall not be binding on the Company or the Lender and the Parties acknowledge that Schedule is an exhibit of convenience and not an amendment to this Agreement.
6.2    No Current Default
As of the Effective Date, Company is not in default under any Existing Debt Agreement. Further, any and all prior defaults, if any, under any Existing Debt Agreement are unconditionally and irrevocably waived as of the Effective Date of this Agreement by Lender.

6.3    Default
Non-payment of principal or accrued interest on the Maturity Date shall constitute an event of default. Upon default, Lender will have the right to pursue any available remedies under applicable law.
6.4    Subordination to Class A Preferred Equity
The Lender agrees that, in the event of a liquidation or insolvency of the Company, the Restated Debt and any other debt under this Agreement will be subordinated to the Class A Preferred Equity liquidity preference, if and only if the Company has Class A Preferred Equity outstanding at the time of the liquidation or insolvency. This subordination is intended to limit the Lender’s rights in a liquidation or insolvency. The Lender does not limit their rights in a liquidation or insolvency other than as expressly stated in this Section. The holders of the Class A Preferred Equity (if any) are intended third party beneficiaries of this Section 6.4 and shall be entitled to enforce this Section 6.4 as if such holders were direct parties to this Agreement.
6.5    No Conversion Right
The Restated Debt does not contain any equity conversion rights for either the Company or the Lender. Any and all prior conversion options related to the Existing Debt Agreements have not been invoked and are void as of the Effective Date of this Agreement.
6.6    Relationship of the Parties
Lender shall exercise independent professional judgment in the execution and performance of this Agreement. Company shall have neither the right to control, nor have any actual, potential, or other control over, how the Lender conducts their independent business operations. Furthermore, the Parties agree that Lender shall not be a partner or joint venturer of Company as a result of this Agreement.
6.7    Assignment
Neither Party may assign its rights or obligations under this Agreement without Notice to, and the prior written consent of, the other Party; however, Lender may, upon written notice to Company, assign this Agreement to an affiliate related to the Lender for estate planning purposes.
6.8    Notices
Any notice, order, or other communication provided for under this Agreement shall be in writing and shall be sent to the Party to which it is directed (a “Notice”). Any Notice shall be deemed to be duly given when and only when addressed as set forth below and (i) received by the Party, if hand delivered or (ii) one Business Day following delivery, charges prepaid, to a receipted overnight delivery service (such as Federal Express), addressed to the Party. A copy of each Notice shall also be sent to the other Party by electronic mail. For purpose of Notice, the Parties’ respective addresses are as follows:
Company:
One Power Company
Attn: Jereme Kent, CEO
12385 Township Road 215
Findlay, OH 45840
contracts@onepower.com
Lender:
Craig A. Stoller Revocable Living Trust
Attn: Craig Stoller, Trustee
[***]
[***]
[***]

A Party may change its respective address for Notices by prior Notice given to the other Party in accordance with this Section.
The parties expressly agree that any Notice of a Default or Potential Default must contain words DEFAULT NOTICE in the subject of the electronic communication or conspicuously located in the Notice itself.
6.9    No Waiver
No delay or omission by either Party in exercising any right or remedy provided for herein shall constitute a waiver of such right or remedy nor shall it be construed as a termination or waiver of any such right or remedy on any future occasion.
6.10 Severability
If any provision of this Agreement shall be held void, voidable, invalid, or inoperative, no other provision of this Agreement shall be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid, or inoperative provision had not been contained herein. To the extent that any provision is held void, voidable, invalid, or inoperative, Company and Lender shall negotiate an equitable adjustment in the provisions of this Agreement with a view toward effecting the purpose of this Agreement, and the validity and enforceability of the remaining provisions, or portions, or applications thereof, shall not be affected thereby.
6.11 Duties and Remedies Not Limited
The duties and obligations imposed by this Agreement and the rights and remedies available hereunder shall be in addition to and not in limitation of any duties, obligations, rights, and remedies otherwise imposed or available at law or in equity to the Parties.
6.12 No Rights in Third Parties
Except as otherwise expressly provided herein, this Agreement and all rights hereunder are intended for the sole benefit of the Parties and shall not imply or create any rights on the part of, or obligations to, any other Person.
6.13 Authority
Each Party represents to the other Party that it has full power and authority necessary to enter into this Agreement and perform its obligations hereunder; that this Agreement has been duly authorized by appropriate corporate or limited liability company action, as appropriate; that the Person executing this Agreement on behalf of such Party is duly authorized to do so; and that upon execution, this Agreement shall be binding upon and enforceable against such Party in accordance with its terms.
6.14 Amendments
No amendments or modifications of this Agreement shall be valid unless evidenced in writing and signed by a duly authorized Representative of the Party against which enforcement is sought.
6.15 Further Assurances
Lender and Company each agree to provide such information, execute and deliver such instruments and documents, and to take such other actions as may be necessary or reasonably requested by the other Party which are not inconsistent with the provisions of this Agreement and which do not involve the assumption of obligations other than those provided for in this Agreement, in order to give full effect to this Agreement and to carry out the intent of this Agreement.
6.16 Joint Preparation
The terms and conditions of this Agreement, including but not limited to those relating to allocations of, releases from, exclusions against, and limitations of liability, have been freely and fairly negotiated. Each Party acknowledges that in executing this Agreement it has relied solely on its own judgment, belief, and knowledge, and such advice as it may have received from its own counsel, and it has not been influenced by any representation or statements made by the other Party or its counsel. Since both Parties participated in the negotiation and preparation of this Agreement, no provision in this Agreement is to be interpreted for or against either Party because that Party or its counsel drafted such provisions.
6.17 Rules of Interpretation
6.17.1 Controlling Section
Unless otherwise required by the context in which any term appears, the rules of interpretation in this Section shall apply to this Agreement. Every term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party.
6.17.2 Recitals
The Recitals are incorporated into this Agreement.
6.17.3 Gender
The masculine gender includes the feminine and neuter and the singular number includes the plural number and vice versa.
6.17.4 Sections, etc.
References to “Sections”, “Appendices”, (if any) shall be to sections or appendices of this Agreement, as the same may be amended, modified, supplemented, or replaced pursuant to the terms hereof from time to time.
6.17.5 Entities
All references to a particular entity shall be deemed to include references to such entity’s successors and permitted assigns and, in the case of a Governmental Authority, any Person succeeding to its functions and capacities.
6.17.6 Reference to Entire Agreement
The words “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not to any particular Section of this Agreement.
6.17.7 Inclusive References
The use of the word “including” in this Agreement to refer to specific examples shall be construed to mean “including, without limitation” or “including but not limited to” and shall not be construed to mean that the examples given are an exclusive list of the topics covered.
6.17.8 Documents and Amendments
References to any agreement, document, or instrument shall mean a reference to such agreement, document, or instrument as the same may be amended, modified, supplemented, or replaced from time to time.
6.17.9 Time of Performance
If the time of performing an obligation under this Agreement expires on a day that is not a Business Day, the time shall be extended until that time on the next Business Day.
6.17.10 Accounting Terms
All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as established by the Financial Accounting Standards Board in the United States of America, consistently applied.

6.17.11 Agreement Construction.
In the event of a conflict in this Agreement, the following order of precedence shall apply with the highest precedent listed first:
A.    Properly executed Amendment
B.    Definitions inline
C.    This Agreement
6.18 Entire Agreement
This Agreement and the other documents, agreements, and/or provisions in other agreements referenced in this Agreement contain the entire agreement between the Parties with respect to the subject matter hereof and supersede any and all prior and contemporaneous written and oral agreements, proposals, negotiations, warranties, guarantees, understandings, and representations pertaining to the subject matter hereof.
6.19 Choice of Law
This Agreement shall be construed, interpreted, and the rights of the Parties determined in accordance with the laws of the State of Ohio without reference to its choice of law provisions.
6.20 Forum Selection
The Parties hereby irrevocably submit to the jurisdiction of the Federal District Court for the Northern District of Ohio and the Court of Common Pleas for the County of Hancock over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby; and each Party hereby irrevocably (i) agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such court, and (ii) waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum.
6.21 Captions
The captions contained in this Agreement are for convenience and reference only and in no way define, describe, extend, or limit the scope of intent of this Agreement or the intent of any provision contained therein.
6.22 Counterparts and Electronic Signatures
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. The counterparts of this Agreement may be executed and delivered by electronic signature by one Party to the other Party and the receiving Party may rely on the receipt of such document so executed and delivered by electronic means as if the original had been received.
6.23 Effectiveness
This Agreement shall be effective on, and binding upon each of the Parties on and after the Effective Date.
6.24 Binding Nature
This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
6.25 Lenders and Financing Parties; Ongoing Representations.
Both Parties acknowledge that from time to time it may be necessary to provide an ongoing representation related to this Agreement to support the one of the Parties’ normal business operations or business financing including without limitation full-force and effect, validity, no default letters. The Parties agree to cooperate to provide such normal and customary representations throughout the Term of this Agreement.

6.26 Time is of the Essence
Both Parties acknowledge that time is of the essence in the performance of the Parties’ respective obligations under this Agreement.
6.27 Disclosure for Regulatory Purposes
The Parties agree that this Agreement may have to be disclosed by either the Company or the Lender pursuant to a regulatory or lawful obligation. Neither Party objects to such lawful filing of this document.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

"Company"
One Power Company, a Delaware corporation

By:	/s/ Jereme Kent
Printed Name:	Jereme Kent
Its: CEO

"Lender"
Craig A. Stoller Revocable Lining Trust

By:	/s/ Craig A. Stoller, Trustee
Printed Name:	Craig Stoller, Trustee